EXHIBIT 5

April 19, 2005

Outback Steakhouse, Inc.
2202 North West Shore Boulevard
Tampa, Florida 33607

Re: Common Stock issuable under the Outback Steakhouse, Inc. Amended and Restated Stock Option Plan and the Outback Steakhouse, Inc. Managing Partner Stock Option Plan

Gentlemen:

We have acted as counsel to Outback Steakhouse, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended, relating to the offering of up to 5,614,750 shares of Common Stock, $.01 par value of the Company (the "Common Stock"), pursuant to the Outback Steakhouse, Inc. Amended and Restated Stock Option Plan and 7,500,000 shares of Common Stock pursuant to the Outback Steakhouse, Inc. Managing Partner Stock Option Plan (collectively, the "Plans").

In connection with the foregoing, we have examined: (a) the Certificate of Incorporation and Bylaws of the Company, (b) the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based on such examination, we are of the opinion that the Common Stock available for issuance under the Plans, when issued and sold pursuant to the Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP